EXHIBIT 10.2
REVOLVING PROMISSORY NOTE

$750,000.00	September 18, 2006
          FOR VALUE RECEIVED, ProLink Solutions, LLC, a Delaware limited liability company (“Borrower”), hereby promises to pay to the order of FOC Financial Limited Partnership, an Arizona limited partnership (“Lender”), or its endorsees, successors or assigns (including the Lender, the “Holder”), the principal sum of Seven Hundred Fifty Thousand Dollars ($750,000.00) (the “Maximum Amount”), or so much thereof as may be advanced from time to time by Lender, in immediately available funds and in lawful money of the United States of America, together with interest on the outstanding balance thereof, all as provided in this Revolving Note (this “Note”).
          1. Loan Agreement. This Note is made and given in connection with that certain Letter Loan Agreement dated September 18, 2006 between Borrower and Lender (the “Loan Agreement”), and all of the terms and conditions of the Loan Agreement are incorporated in this Note by reference as if fully stated herein.
          2. Advances. Upon written request of Borrower to Lender from time to time and upon compliance with the terms and conditions of the Loan Agreement, Holder may, in its sole discretion, advance funds to Borrower under this Note not to exceed the Maximum Amount in one or more advances at any time and from time to time from the date hereof through and including November 18, 2006 (the “Funding Termination Date”). The principal amount of this Note may be borrowed, repaid and reborrowed from time to time. Holder may request documentation or information, as Holder shall reasonably require as a condition to each such advance.
          3. Interest. The outstanding principal balance of this Note shall bear simple interest at Fifteen percent (15%) per annum (the “Regular Rate”), computed on the basis that each month contains thirty (30) days and each year contains three hundred sixty (360) days.
          4. Payments of Interest. The accrued and unpaid interest on the principal balance of this Note outstanding from time to time, shall be paid in monthly interest only installments on the fifth (5th) day of the following month with respect to any month in which any advances are outstanding.
          5. Payment of Principal; Maturity Date. Borrower agrees to pay in full the entire outstanding principal balance of this Note, accrued and unpaid interest, and all other unpaid amounts owing under this Note on or before the Funding Termination Date (the “Maturity Date”).

          6. Optional Prepayments. The indebtedness evidenced by this Note may be prepaid in whole or in part at any time without premium or penalty.
          7. Manner of Payment. Payment(s) of principal, interest and other amounts due under this Note shall be made on the date due in lawful money of the United States of America at 2025 South Airport Boulevard, Chandler, AZ 85249, or to such other place of payment as the Holder may designate in writing. All such payments shall be made without any deduction whatsoever, including, without limitation, any deduction for set-off, recoupment, counterclaim, or taxes. Any payments due hereunder which are due on a day which is not a business day shall be payable on the immediately succeeding business day, together with all accrued and unpaid interest through the actual date of payment. All payments made hereunder shall be applied first to the payment of the interest then accrued and due on the unpaid principal balance of this Note and any other charges or fees due under this Note or the Loan Agreement and the remainder shall be applied to the reduction of the unpaid principal.
          8. Security. This Note is secured by a lien on, and security interest in, all of Borrower’s right, title, and interest in and to the Funded ProLink Systems (as defined in the Loan Agreement) and all proceeds and accounts arising therefrom, whether now owned or hereafter acquired, granted pursuant to the Loan Agreement.
          9. Default. An “Event of Default” or a “Default” under this Note shall exist (i) if the Borrower fails to make any payment of interest when due; (ii) if the Borrower fails to repay any advance made by Lender, or the Loan Fee, with respect to a Funded ProLink System within three (3) business days after receipt by Borrower of good, collected funds for the System Advance Amount (as defined in the Loan Agreement) with respect to such Funded ProLink System; (iii) upon the occurrence of an Event of Default or a Default under the Loan Agreement; (iv) if the Borrower commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors, or fails generally to pay its debts as they become due, or takes any limited liability company action to authorize any of the foregoing; or (v) if an involuntary case or other proceeding is commenced against the Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of sixty (60) days; or an order for relief is entered against the Borrower under the federal bankruptcy laws as now or hereafter in effect.
          10. Remedies Upon Event of Default: If an Event of Default shall have occurred and be continuing, Holder may, by written notice to the Borrower, declare all outstanding principal of, accrued and unpaid interest on, and all other amounts under this Note to be immediately due and payable and upon such declaration, such amounts shall become immediately due and payable and shall bear interest at the default interest rate of eighteen percent (18%) from the due date until paid in full. If an Event of Default specified in clause (iv) or (v) of Section 9 occurs, all outstanding principal of, accrued and unpaid interest on, and all other amounts under this Note shall become immediately due and payable without any declaration or other act on the part of Holder. In addition to the acceleration provisions set forth above, Holder may suspend or terminate its obligation to make further advances as provided in Section 2, and exercise all remedies provided at law or in equity or by statute. Each right, power or remedy of the Holder hereof upon the occurrence of any Event of Default as provided for in this Note or now or hereafter existing at law or in equity or by statute shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Note or now or hereafter existing at law or in equity or by statute, and the exercise or beginning of the exercise by the Holder hereof of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by the Holder of any or all such other rights, powers or remedies. Upon the occurrence of an Event of Default, the Borrower shall pay all costs and expenses (including attorneys’ fees) that are incurred by the Holder in connection with the preservation and enforcement of its rights under this Note.
          11. Waivers. Borrower hereby waives presentment for payment, demand, notice, protest, notice of protest and notice of dishonor, and all other notices of any kind whatsoever to which it may be entitled under applicable law or otherwise, except for notices to which Borrower is expressly entitled under this Note.
          12. Loss, Theft, Destruction, or Mutilation of this Note. Upon receipt of evidence reasonable satisfactory to Borrower of the loss, theft, destruction or mutilation of this Note, and, in the case any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to Borrower, or, in the case of any such mutilation, upon surrender and cancellation of such mutilated Note, Borrower shall issue and deliver within five (5) days a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.
          13. Costs of Collection. Borrower agrees to pay to the Holder all costs and expenses, including the fees and expenses of all attorneys, accountants and other experts retained by the Holder, which are expended or incurred by or on behalf of the Holder in connection with (a) the collection and enforcement of this Note, whether or not any action, suit or other proceeding is commenced; (b) any actions for declaratory relief in any way related to this Note or the indebtedness evidenced hereby; (c) the protection or preservation of any rights or remedies of the Holder under this Note; (d) any actions taken by the Holder in negotiating any amendment, waiver, consent or release of or under this Note; (e) any actions taken in reviewing Borrower’s financial affairs if any Default or Event of Default shall have occurred or the Holder shall have determined in good faith that a Default or an Event of Default may likely occur; (f) any refinancing, restructuring (whether in the nature of a “work out” or otherwise), bankruptcy or insolvency proceeding involving Borrower; (g) any actions taken to verify, maintain, perfect and protect any lien granted to the Holder to secure repayment of this Note; or (h) any effort by the Holder to protect, assemble, complete, collect, sell, liquidate or otherwise dispose of the Property, including in connection with any case under bankruptcy law. The Borrower hereby consents to the taking of the foregoing actions by the Holder.
          14. Usury Savings Clause. Borrower agrees to pay an effective rate of interest which is the rate provided for in this Note plus any additional rate of interest resulting from any charges of interest or in the nature of interest paid or to be paid in connection with the advances evidenced by this Note and the Loan Agreement, including, without limitation the Loan Fee.

Notwithstanding any provision herein or in any instrument now or hereafter securing this Note, the total liability for payments of interest and in the nature of interest shall not exceed the limits imposed by the usury laws of the State of Arizona. If Holder receives as interest an amount which would exceed such limits, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance and not to the payment of interest, and if a surplus remains after full payment of principal and lawful interest, the surplus shall be remitted to Borrower by Holder, and Borrower hereby agrees to accept such remittance.
          15. Extension of Time. The Holder may, at its sole option, extend the time for payment of this Note, postpone the enforcement hereof, or grant any other indulgence without affecting or diminishing the Holder’s right to full recourse against Borrower hereunder, which right is expressly reserved.
          16. Outstanding Principal Balance. Borrower hereby authorizes Lender to endorse on Exhibit “A” attached hereto and incorporated herein by this reference, appropriate notations evidencing the date and amount of each principal advance by Lender and principal repayment by Borrower; provided, however, that failure of Lender to make notation of any such advance or repayment shall not limit or otherwise affect Borrower’s obligations under this Note and the recognition by Lender of payments by Borrower of principal and interest under this Note.
          17. Governing Law. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ARIZONA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE (WITHOUT REGARD TO THE CHOICE OF LAW OR CONFLICTS OF LAW PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.
          18. Captions; Construction and Interpretation. The captions contained in this Note are for convenience of reference only, do not constitute a part of this Note and are not to be considered in construing or interpreting this Note. Neither Borrower nor Lender shall be deemed the drafter of this Note for purposes of construing the provisions of this Note. All provisions of this Note shall be construed in accordance with their fair meaning, and not strictly for or against Borrower or Holder. Whenever used herein, the word “Borrower” shall be deemed to include its respective successors and assigns.
          19. WAIVER OF JURY TRIAL. BORROWER AND HOLDER (BY ACCEPTANCE THEREOF) HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING BROUGHT TO RESOLVE ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATING TO THIS NOTE, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION, SUIT OR OTHER PROCEEDING.
          20. Amendment. This Note may not be amended, modified, or changed, nor shall any waiver of any provision hereof be effective, except only by an instrument in writing and signed by Borrower and Lender.

          21. Time. Time is of the essence of this Note.
          22. Successors and Assigns. This Note shall be binding upon the heirs, legatees and personal representatives of Borrower and shall inure to the benefit of the successors, assigns and participants of Lender.
          23. Notices. Any notice, demand, consent, approval, or other communication required or desired to be given under this Note (“Notices”) shall be in writing and shall be directed to the parties at the addresses set forth herein. All Notices provided for or permitted by this Note shall be in writing and may be delivered by any one of the following methods: (a) by personal delivery, (b) by United States Postal Service, certified mail, return receipt requested (c) by prepaid deposit with an overnight express delivery service, or (d) by facsimile transmission with a confirmed copy of successful transmission, together with a copy sent by one of the other methods of notice authorized by this Section. All Notices shall be effective upon receipt, which absent contrary proof, shall conclusively be presumed to occur not later than one (1) business day after deposit with an overnight express delivery service, three (3) business days following posting if transmitted by mail, or the date of transmission if sent by facsimile transmission. Each party shall have the right to designate a different address by the giving of notice in conformity with this Section. All notices shall be sent to:

Holder:	FOC Financial Limited Partnership
2025 South Airport Boulevard
Chandler, AZ 85249
Attn: Steven Fisher
Facsimile: 480.782.9152

Borrower:	ProLink Solutions, LLC.
410 S. Benson Lane
Chandler, AZ 85224
Attn: Lawrence Bain
          IN WITNESS WHEREOF, Borrower has caused this Note to be executed and delivered by its authorized representatives as of the date first above written.
BORROWER:
ProLink Solutions, llc, A Delaware limited liability company

By:	/s/ Steven D. Fisher
	Name:	Steven D. Fisher
	Title:	General Partner